TELEPHONE (858) 436-3368	LAW OFFICES OF MICHAEL L. CORRIGAN Carmel Valley Centre II 11995 El Camino Real Suite 301 San Diego, CA 92130	FACSIMILE (858) 436-3369
mike @corriganlaw.net

June 1, 2008

Outcast, Inc.
2658 Del Mar Heights Road, Suite 323
Del Mar, California 92014

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as special counsel to Outcast, Inc., a statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,601,640 shares of common stock, par value $0.001 per share, of the Company (the "Shares") held by certain shareholders of the Company (the "Selling Shareholders").

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of the Company or the Selling Shareholders.

Based upon the foregoing and subject to other limitations set forth herein, we are of the opinion that the Shares to be offered and sold pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

This opinion opines upon Nevada law including the Constitution of the State of Nevada, all applicable provisions of the statutory provisions, and common law interpreting such laws, the laws of the State of California and the federal laws of the United States.

We assume no obligation to advise you of any changes to this opinion which may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder or that we are "experts" within the meaning of such act, rules and regulations.

Sincerely,

Law Offices of Michael L. Corrigan

Michael L. Corrigan